Exhibit 10.44

AGREEMENT AND GENERAL RELEASE
«COMPANY» (“Company”) and I, «FULLNAME», agree as follows:
I acknowledge that my employment with the Company has ended as of «DEPARTUREDATE» (my “Departure Date”). I will receive the compensation and benefits described in this Agreement and General Release (“Release”), subject to the terms of this Release, and on the condition that I sign, return, do not revoke, and do not breach this Release.
Section 1 - Compensation and Benefits

(a)	Salary Continuation and Benefits

My salary will be continued after my Departure Date for a period of weeks (“Salary Continuation”) based upon my years of accredited service in accordance with the Severance Pay Plan for Salaried Employees (“Severance Plan”). My years of accredited service and the number of weeks of Salary Continuation are set forth in my Individual Separation Summary, which I have received and I acknowledge is incorporated by reference into this Release (“Individual Separation Summary”).
In addition, I will receive continued benefits coverage for the “Benefits Coverage Period” described below for the following benefits (provided I currently have such coverage and to the extent I am currently and remain eligible for such benefits):

•	Medical, Vision and Dental;

•	Dependent Care Flexible Spending Account;

•	Health Care Spending Account;

•	Life Insurance;

•	Altria Retirement Plan (“Retirement Plan”); and

•	Long-Term Disability Plan.

The “Benefits Coverage Period” during which I will be entitled to the above benefits coverage will be as follows:

•
Medical, Vision and Dental coverage will continue through the last day of the month in which the first of the following occurs: (i) the last payment of my Salary Continuation, (ii) my Retirement Date (if applicable), or (iii) the date I begin Other Employment; and

•
Coverage for the remaining benefits described above will continue until the first of the following occurs: (i) the last payment of my Salary Continuation, (ii) the last day of the month immediately preceding my Retirement Date (if applicable), or (iii) the date I begin Other Employment.

I acknowledge and agree that the continuation of the above benefits is subject to the terms and limitations set forth in the applicable plan documents. The terms “Other Employment” and “Retirement Date” are defined in Section 5 below.

(b)	Outplacement

As further consideration for this Release, I will receive outplacement assistance, as described in Attachment A, for the time period set forth in my Individual Separation Summary. Outplacement services must be initiated within one year of my Departure Date, but cannot be commenced or continued after the date I obtain Other Employment or my Retirement Date (if applicable).

(c)	IC

(d)	Unused Vacation

If I have accrued unused vacation days for the calendar year of my Departure Date, I will be paid for such days. The number of such days and payment amount, if any, are set forth in my Individual Separation Summary. I also will be reimbursed for any amounts I have paid toward unused purchased vacation days. The number of such days for which I am to be reimbursed, if any, is set forth in my Individual Separation Summary. Any payment for vacation made pursuant to this paragraph is not contingent upon me signing this Release. Except for the vacation amount(s) set forth in my Individual Separation Summary, if any, I acknowledge and agree that I have used all the vacation I was entitled to and that I am not entitled to further payment for any unused vacation.

(e)	Acknowledgement of Additional Consideration In Exchange For Release

Except as otherwise noted in this Release, I understand and agree that the Salary Continuation and other benefits described in this Release are the full consideration offered in exchange for signing this Release, and that these constitute consideration above that to which I would otherwise be entitled.

(f)	Acknowledgement of Payment of All Compensation and Remuneration

I acknowledge and agree that I have been paid all compensation and remuneration owed to me during or as a result of my employment with the Company, except as specifically set forth in this Release. I also acknowledge and agree that no other pay or benefits other than those described herein are or will be due to me as a result of my employment with or separation from the Company, except for vested benefits under the Retirement Plan or the Deferred Profit-Sharing Plan for Salaried Employees to which I am entitled to receive without executing this Release.

(g)	Taxes

I am responsible for paying any taxes on amounts I receive because I signed this Release and I agree that the Company is to withhold all taxes it determines it is legally required to withhold.

(h)	Timing of Payments

Except for the Salary Continuation above, any other payments described in this Release or my Individual Separation Summary will be paid to me as soon as practicable and in accordance with applicable law.

(i)	References

The Company agrees to abide by its neutral reference policy with respect to inquiries from potential employers about me. I agree to provide any potential employer with proper contact information for the ALCS Human Resources Department. Pursuant to the neutral reference policy, with respect to such inquiries, the Company will provide only my dates of employment and last position held.
Section 2 - My Complete Release of Claims

(a)	In General

I unconditionally release and discharge all the Claims described in Section 2(b) that I may now have against the Released Parties as defined Section 2(c), except that I am not releasing: (i) any claim that cannot lawfully be released or discharged, (ii) any claim that relates to my right to enforce this Release, or (iii) any claim that may arise after I sign this Release.

(b)	Claims Released

Subject only to the exceptions in Section 2(a), I am releasing and discharging all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any of the Released Parties listed in Section 2(c). I understand that the Claims I am releasing and discharging might arise under many different laws (including federal, state and local statutes, executive orders, regulations, other administrative guidance, and common law doctrines), including but not limited to the following:
(i) Antidiscrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Executive Order 11141, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Equal Pay Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, and any

other federal, state, or local laws prohibiting these or other kinds of employment discrimination.
(ii) Federal, state, or local employment statutes, such as the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and any other federal, state or local laws relating to employment.
(iii) Other laws, such as federal, state, or local laws regarding workers’ compensation (to the extent permitted by applicable law), an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees in any prescribed manner; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, retaliation and similar or related claims; and the laws of countries outside the United States (including laws mandating severance payments).
(iv) Examples of Claims I am releasing and discharging include, but are not limited to: (1) Claims that in any way relate to my employment with the Company or its affiliates, or the termination of that employment, such as Claims for compensation, bonuses, incentive compensation payments, lost wages, or leave pay; (2) Claims that in any way relate to the design or administration of any employee benefit program; (3) any Claim to additional benefits under the Severance Plan; (4) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits (other than as specifically set forth in this Release); (5) any Claim, such as a benefit claim, that was explicitly or implicitly denied before I signed this Release; or (6) any Claim to attorneys’ fees or other indemnities.
(v) Unknown Claims.
I understand that I am releasing and discharging Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims and I understand the significance of doing so.

(c)	Released Parties

The Released Parties are the Company, all affiliated companies, parents, divisions or subsidiaries, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to the Company and each entity described above, all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.

(d)	Dispute Resolution Program

(e)	Right to Revoke

I may revoke this Release within 7 days after I sign it by submitting a written revocation to HR Direct, in which case this Release will be canceled and of no force or effect, and I will not be entitled to receive the Salary Continuation and other benefits provided in exchange for executing this Release.
Section 3 - My Promises
(a)Whistleblower Claims and Other Government Investigations

(i) Whistleblower Claims: I understand that nothing in this Release limits me (with or without prior notice to the Company) from raising in good faith or participating in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission (SEC). I understand that this Agreement does not prevent me from making any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations. Further, I understand that nothing in this Agreement limits my eligibility to receive an award out of monetary sanctions collected by any governmental or regulatory agency or commission.
(ii) Employment Claims: I acknowledge that nothing in this Release prevents me from (1) filing any charge or complaint with a governmental agency, including the Equal Employment Opportunity Commission (EEOC) or National Labor Relations Board (NLRB), or (2) participating in the investigation of any charge or complaint before any such agency, related to my employment. Unless prohibited by law, I understand and agree that pursuant to this Release, once the government has completed its investigation of any charge or complaint, I will not be able to pursue or accept individual relief based on the charge or complaint (or based on the allegations contained therein).
(iii) Confidential Information: I agree that any disclosure of Confidential Information (as defined in 3(g) below) made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. I also agree that the disclosure(s) will be made only to such parties authorized to investigate the potential violation.
(b)Pursuit of Released Claims

(i) No Relief for Pending Claims: With the exception of any matter encompassed by Section 3(a)(i) above headed “Whistleblower Claims,” I acknowledge that I have not filed, submitted, initiated, or participated as a party in any complaint, charge, claim or demand relating to my employment against any of the Released Parties that currently is pending or otherwise has not been fully and finally resolved as of my Departure Date, except for the following (list below any pending lawsuits, or government, administrative or other dispute resolution proceedings you have filed, submitted, or otherwise initiated against any of the Released Parties, by caption, number and court or agency (“Pending Claims”); if you write “None” or leave this space blank, you are representing that no such proceedings exist):

To the fullest extent permitted by law, I acknowledge and understand that I am releasing any right to any personal relief under any Pending Claims identified above by signing this Release.
(ii)    No Future Lawsuit for Released Claims: Except as otherwise provided by Sections 3(a)(i) and (ii), I further agree not to file any lawsuit, demand for arbitration, or any other adversarial or administrative proceeding seeking personal relief (individually, with others, or as part of a putative class) in the future pursuing any of the Claims released and discharged in this Release. I acknowledge and understand that I am expressly waiving my right to any personal relief for Claims released and discharged in this Release, including but not limited to lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement, or any other legal or equitable relief whatsoever, even if sought on my behalf by any governmental agency or any person claiming to represent me and/or any member of a putative class.
(c)Company Property and Records Management

By my signature below, I certify that I have conducted a diligent search for, and, except as provided by Sections 3(a)(i) and (iii), have returned or return herewith: (1) any and all "Confidential Information," as that term is defined in Section 3(g) of this Release; (2) the originals and all copies of any business records of the Company and its affiliates and any credit cards, access and identification cards, computers, cellular telephones, PDA’s, wireless devices, keys, and any other property of the Company or its affiliates in my possession; and (3) any and all other confidential, secret or proprietary materials in my custody, possession or control belonging to or obtained from the Company and its affiliates.
I also certify that I have properly preserved and retained all records of the Company within my possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management. I have appropriately provided both access to those records and instructions to management regarding those records such that the Company will be able to find and utilize them.
(d)Certification of Compliance

By my signature below, I certify to the best of my knowledge that, during my employment with the Company, I have not engaged in conduct that violated the Company’s policies or applicable laws (with the exception of any conduct previously reported to the Company or to the proper governmental or regulatory investigative authority). I also certify that, during my employment with the Company, I have been afforded the opportunity to report to the Company any alleged violations of its policies or applicable laws, and that to the best of my knowledge there is no violation of which I am aware that has not been reported to the Company or to the proper investigating authority.
(e)Non-Admission of Liability

I agree not to assert that this Release is an admission of guilt or wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.
(f)No Disparagement

Except as otherwise specifically provided in this Release, I agree not to criticize, denigrate or disparage any of the Released Parties or any of the Company’s policies and practices. I agree not to criticize, denigrate or disparage any product manufactured, sold, or being developed by any of the Released Parties at the time this Release is executed.
(g)Nondisclosure

I acknowledge that during the course of my employment, I was entrusted with certain personnel, business, financial, technical and other proprietary information and materials, which are the property of the Company and/or its affiliates and which involve confidential information concerning the Company’s operations, business methods and employees (“Confidential Information”). Except as otherwise specifically provided in this Release, I promise that I will not communicate or disclose to any third party, or use for my own account, without the written consent of the Company, any such information or materials, except as set forth in Section 3(h), unless and until such information becomes generally available to the public through no fault of mine. I also agree that this promise will never expire.
I further agree that I have not disclosed, and will forever refrain from disclosing, to any person or entity the terms and conditions of this Release or the negotiations leading up to this Release. However, this does not and shall not prevent me from disclosing this Release to my tax advisor, immediate family, and legal counsel, provided that my tax advisor, immediate family, and legal counsel are instructed not to disclose the terms and conditions to anyone and they agree not to disclose the terms and conditions to anyone. I may also disclose this Release as necessary to any governmental or regulatory agency provided I request that such agency designate the Release as confidential and/or proprietary information.
I acknowledge that the Company and/or its affiliates would be irreparably harmed by any actual or threatened breach of my promises in this Section 3(g) and that the Company and/or its affiliates will be entitled to an injunction prohibiting me from committing any such violation. I agree that any violation or breach of the nondisclosure obligations set forth in this Release, including, but not limited to, disclosures by me, my tax advisor, immediate family or legal counsel, will entitle the Company to recover from me any and all amounts previously paid to me because I signed this Release, but will not release me from the performance of my obligations under this Release.
I acknowledge I may have executed a previous agreement or agreements (“Prior Agreement”) with the Company, its affiliates, or a predecessor to such companies, relating to confidentiality of information or non-competition obligations. I acknowledge and agree that, to the extent applicable and not contrary to the terms of this Release, the terms of such Prior Agreement shall remain in full force and effect.
(h)Notice of Request for Disclosure

Unless it would impede my ability to communicate directly with any governmental or regulatory agency, including the Securities and Exchange Commission, regarding the issues set forth in Section 3(a), in the event I am lawfully issued a subpoena or court order or other lawful request by a regulator or governmental authority related to my employment with or separation from the Company or its affiliates, I will give the Company at least 10 days’ notice prior to the time noticed for such disclosure, unless such notice is impossible, in which case, I will give the Company immediate notice within not more than 24 hours after I receive any such subpoena, court order or request. I understand, notwithstanding any other provision of this Release, that nothing in this Release prohibits me from complying with and responding truthfully to any lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.

(i)Implementation

I agree to sign any documents and do anything else that is necessary in the future to implement this Release.
(j)Cooperation

To the extent consistent with applicable law, I agree to cooperate reasonably and truthfully with the Company and its affiliates in the prosecution, defense, or pursuit of any matter in which I was involved during my employment. I also agree that, consistent with applicable law, I will not assist and/or participate in the pursuit of any claims or actions brought against any of the Released Parties except as set forth in Sections 3(a), 3(b), or 3(h).
(k)Termination of Employment

I acknowledge that my employment with the Company has ended as of my Departure Date. I agree that I will not apply for employment, re-employment, or re-hire with the Company or any of its affiliates or seek a direct relationship as a contractor or consultant with the Company or any of its affiliates. I understand that this Section does not preclude me from pursuing employment with a third-party contractor that provides services to the Company or its affiliates.
Section 4 - Consequences of Violating My Promises
The promises and representations I made in Section 3 are a material inducement for the Company to enter into this Release. If the Company determines I have violated a promise in Section 3 or that if any representation I made in Section 3 was false when made, the Company will notify me of such violation. I agree that the Company may, in its discretion and without waiving any other rights or remedies it may have, cease payment of any unpaid Salary Continuation or other payments under this Release and cease continuation of any benefits during the remainder of any Benefits Coverage Period under these circumstances. I also agree to reimburse the Company, upon its request and as allowed by applicable law, for any amounts previously paid to me or on my behalf because I signed this Release and to pay any other damages, reasonable costs, expenses, and attorneys’ fees that the Company or any of the other Released Parties may incur as a result of my breaching any promise I made in Section 3 of this Release or if any representation I made in Section 3 of this Release was false when made.
Section 5 - In the Event of Death, Disability, Other Employment or Retirement

(a)	Death

In the event that I die prior to the date all payments under this Release have been made to me, my estate shall receive any remaining payments in a manner and at a time determined by the Company under the circumstances, less applicable withholdings.

(b)	Disability

As of my Departure Date, I am no longer eligible to participate in the Company’s Short-Term Disability Plan. In the event I become “disabled” as defined by the Company’s Long-Term Disability Plan prior to the date my Salary Continuation ends, my Salary Continuation shall offset any amount I am eligible to receive pursuant to the Plan.

(c)	Other Employment

The term “Other Employment” shall mean full-time (an average of 35 hours per week or more), active employment with another employer (other than with one of the Altria companies), but shall not include self-employment, consulting, or involuntary recall to active military service. Within 10 days of my acceptance of such Other Employment, I must notify HR Direct in writing of the date such employment is expected to begin. I acknowledge that my failure to notify the Company as required by this Section will constitute a material breach of this Release.

(d)	Retirement (if applicable)

If I am eligible to retire under the Retirement Plan, my “Retirement Date” will be considered the first day of the month I elect in my retirement application for a retirement benefit. I understand that any Salary Continuation paid to me after my Retirement Date is not counted as compensation under the Retirement Plan, and the period that I continue to receive Salary Continuation after my Retirement Date does not count as benefit or vesting service under the Retirement Plan. Provided I am eligible to retire at such time as of the earlier of (1) my Retirement Date, (2) the first day of the month following the scheduled end date of my Salary Continuation, or (3) the first day of the month following the date I obtain Other Employment, I may be able to participate in Company-sponsored post-retirement health and welfare benefits if eligible under, and in accordance with the terms of, the Medical, Dental and Retiree Life Benefits Plan for Salaried Employees. I acknowledge that the Company (or its successors) may, and reserves the right at its discretion to, terminate, amend, modify or reduce all or a portion of the post-retirement health and welfare benefits offered under the applicable plans at any time.
Section 6 - Consideration of Release
I acknowledge that before deciding to sign this Release, I was given a period of at least 21 calendar days to consider this Release. If I choose to execute this Release prior to the expiration of the 21 day period, I acknowledge that I was afforded a period of at least 21 days to consider this Release before executing it and my execution prior to the expiration of the 21 day period is my free and voluntary act. I further acknowledge that the Company encouraged me to discuss this Release with my attorney before signing it and that I had the opportunity to do so to the extent I deemed appropriate. I further acknowledge that I (a) carefully read this Release; (b) fully understand it; and (c) enter into it voluntarily and without relying on any promises, statements or representations by the Company or its employees.
Section 7 - Miscellaneous

(a)	Entire Agreement

Except as otherwise noted in this Release, this Release constitutes the entire agreement between me and the Company. This Release may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me other than those in this Release. If any provision in this Release is found to be invalid or unenforceable, all other provisions will remain fully enforceable.

(b)	Successors

This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through me or on my behalf, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)	Interpretation and Governing Law

This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any of the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. This Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

BY SIGNING BELOW, THIS RELEASE IS AGREED TO AND VOLUNTARILY ACCEPTED BY:

Date: ________________________            ______________________________
«FULLNAME»
Personnel #: «PERNO»

Date: ________________________            By___________________________
Vice President
Altria Client Services
On behalf of the Company